Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (No. 333-201525) on Form S-8 of Peak Resorts, Inc. of our report dated July 17, 2018, relating to the consolidated financial statements of Peak Resorts, Inc. and Subsidiaries, appearing in this Annual Report on Form 10-K of Peak Resorts, Inc. and Subsidiaries for the year ended April 30, 2018.

/s/ RSM US LLP

St. Louis, Missouri

July 17, 2018